Exhibit 3.267

ARTICLES OF INCORPORATION

OF

SHERIDAN ANESTHESIA SERVICES OF MINNESOTA, P.C.

The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapters 302A and 319B of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation:

ARTICLE 1 – NAME

1.1) The name of the corporation shall be Sheridan Anesthesia Services of Minnesota, P.C.

ARTICLE 2 – REGISTERED OFFICE AND AGENT

2.1) The registered office of the corporation is located at 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402. The name of the registered agent is C T Corporation System, Inc.

ARTICLE 3 – PROFESSIONAL FIRM

3.1) This corporation elects to operate under, and acknowledges that the corporation is subject to, Sections 319B.01 to 319B.40 of the Minnesota Statutes, the Minnesota Professional Firms Act. The corporation shall function as a professional firm to render the professional services of medicine licensed under Sections 147.01 to 147.22 of the Minnesota Statutes, and acts amendatory thereof, or pursuant to a license or certificate issued by another state pursuant to similar laws, and the services ancillary thereto; provided, that the terms “professional firm” and “professional services” shall have the meanings determined by Chapter 319B, Minnesota Statutes, the Minnesota Professional Firms Act.

ARTICLE 4 – CAPITAL STOCK

4.1) Authorized Shares. The aggregate number of shares the corporation has authority to issue shall be 1,000 common shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation.

4.2) Issuance of Shares. Subject to the provisions of Minnesota Statutes, Section 319B.07, the Board of Directors of the corporation is authorized from time to time to accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation to such persons, at such times and upon such terms and conditions as the Board shall determine, establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

ARTICLE 5 – RIGHTS OF SHAREHOLDERS

5.1) No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

5.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

ARTICLE 6 – DIRECTOR

6.1) Name. The name of the person constituting the first Board of Directors is as follows:

Gilbert Drozdow, M.D

ARTICLE 7 – MERGER, EXCHANGE, SALE OF ASSETS, AND DISSOLUTION

7.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other Minnesota Professional Firms or Foreign Professional Firms, (ii) to exchange its shares for shares of one or more other Minnesota Professional Firms or Foreign Professional Firms, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

ARTICLE 8 – AMENDMENT OF ARTICLES OF INCORPORATION

8.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE 9 – LIMITATION OF DIRECTOR LIABILITY

9.1) To the fullest extent permitted by Chapter 302A, Minnesota Statutes, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE 10 – INCORPORATOR

10.1) The name and mailing address of the incorporator is Gilbert Drozdow, M.D., c/o C T Corporation System, Inc., 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402.

IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 23rd day of January, 2013.

/s/ Gilbert Drozdow
Gilbert Drozdow, M.D., Incorporator

ARTICLES OF CORRECTION

OF

SHERIDAN ANESTHESIA SERVICES OF MINNESOTA, P.C.

Pursuant to the provisions of Minnesota Statutes, Section 5.16, the Articles of Incorporation of Sheridan Anesthesia Services of Minnesota, P.C. filed with the Secretary of State of the State of Minnesota on January 23, 2013, which set forth the incorrect director in Article 6, is hereby restated to read as follows:

“Article 6 – Director

6.1) Name. The name of the person constituting the first Board of Directors is as follows:

Carey Weiss, M.D.”

I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.

/s/ Gilbert Drozdow
Gilbert Drozdow, M.D., Incorporator